Crexendo, Inc.
2013 Long-Term Incentive Plan

Plan Term:	Ten years from date of shareholder approval
Eligible Participants:	Employees, directors and consultants selected by the Compensation Committee or subcommittee thereof
Shares Authorized:	4,000,000 shares of Common Stock, subject to certain adjustments
Shares Authorized as a Percentage of Outstanding Common Stock:	Approximately 37% at April 11, 2013
Recent Market Value per Share:	$2.58 (the closing sales price on The Market at April 9, 2013)
Award Types:
(1) Incentive stock options, (2) non-qualified stock options, (3) restricted stock, (4) restricted stock units, (5) other share-based awards, (6) stock appreciation rights and (7) performance awards.  Options are settled in shares of Company stock.

Limits on Option Term: Individual Limits On Awards:
The maximum permitted term of any stock option or stock appreciation right under the 2013 Plan is seven years.

No participant may be granted options and stock appreciation rights with respect to more than 750,000 shares in any 36-month period.  No participant may earn more than 500,000 shares in any 36-month period under restricted stock awards, restricted stock unit awards, other share-based awards, or performance awards that are intended to comply with the “qualified performance-based compensation” exception to Code Section 162(m).

Share Counting:	Shares subject to stock options and stock appreciation rights will reduce the shares available for awards by one share for every one share granted.

Restricted stock, restricted stock units and other awards (excluding options and stock appreciation rights) settled in shares of Common Stock will reduce the shares available for awards by 1.50 shares for every one share awarded.
Shares tendered or withheld to pay taxes or an option’s exercise price are not available for re-issuance and count against the pool of available shares.
Shares under cancelled, terminated, forfeited or expired awards under the 2013 Plan are added back to the available share pool.
Shares under cancelled, terminated, forfeited or expired awards under the Prior Plans are also added back to the maximum under the 2013 Plan.

Vesting:	Vesting will be determined by the Compensation Committee at time of each grant.

In the event of a change of control with respect to the Company, unless otherwise provided in the applicable award agreement: (i) stock options and stock appreciation rights become fully exercisable and performance awards, restricted stock and restricted stock units become fully vested if such awards are assumed or substituted for by the acquiring or successor company and the participant’s employment is terminated within 24 months of the change in control without “cause” or for “good reason”; or (ii) if not assumed or substituted for by the acquiring or successor company, become fully exercisable and vested upon the change in control.

On a change in control with respect to the Company, the Compensation Committee may settle awards for cash.

Deposits:	The Compensation Committee may require escrow deposits of Common Stock owned by the participant as a condition to restricted stock awards.
Not Permitted Without Shareholder Approval:
(1) Increases in the number of shares authorized, (2) Grants of stock options or stock appreciation rights having an exercise price below fair market value, 3) Repricing of stock options or stock appreciation rights, or (4) Changes to individual limits on awards intended to satisfy Code Section 162(m)

Eligibility.
Only employees, directors and consultants of the Company and its subsidiaries are eligible to receive awards under the 2013 Plan.  The Compensation Committee determines which persons receive awards.  The primary recipients of awards under the 2013 Plan will be our officers, other key employees, managers, directors and consultants.

Administration.
The 2013 Plan will be administered by the Compensation Committee.  The Compensation Committee has the authority to interpret and construe all provisions of the 2013 Plan and to make all decisions and determinations relating to the operation of the 2013 Plan, including the authority and discretion to: (i) select the individuals to receive stock option grants or other awards; (ii) determine the time or times when stock option grants or other awards will be granted and will vest; and (iii) establish the terms and conditions upon which awards may be exercised.

Duration.
The 2013 Plan will be effective on the date it is approved by the shareholders of the Company and continue until the tenth anniversary of such approval date.  If shareholder approval is not obtained, the 2013 Plan will be null and void.

Shares Subject to Plan.
Upon shareholder approval, 4,000,000 shares of Common Stock will be available for issuance under the 2013 Plan,   Any shares subject to options or stock appreciation rights will be counted against the shares available for issuance as one (1) share for every share subject thereto.  Any shares subject to awards other than options or stock appreciation rights will be counted against the shares available for issuance as 1.50 shares for every one (1) share subject thereto.  If an award under the 2013 Plan or Prior Plans terminates or is forfeited, expires or is settled in cash, the subject shares shall again be available for grant under the 2013 Plan (such shares, “Recycled Shares”).  To the extent that a share that was subject to an option or stock appreciation right under the 2013 Plan becomes a Recycled Share, the 2013 Plan will be credited with one (1) share.  To the extent that a share that was subject to an award (other than an option or stock appreciation right) under the 2013 Plan becomes a Recycled Share, the 2013 Plan will be credited with 1.50 shares.  However, the following types of shares underlying an award may not become again available for grant under the 2013 Plan: (i) shares tendered by the participant or withheld by the Company in payment of the purchase price of an option or in satisfaction of any tax withholding obligation; (ii) shares repurchased by the Company with option proceeds; or (iii) shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on exercise thereof.

Additionally, awards and shares under a shareholder approved plan of an acquired company do not count against the 2013 Plan share maximum.

In the event the outstanding shares of Common Stock are increased, decreased, changed into, or exchanged for a different number or kind of shares or securities through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction (a “Recapitalization”), the maximum number of shares available for issuance under the 2013 Plan will be proportionately adjusted.

Awards Under the 2013 Plan.
The 2013 Plan provides for the following types of awards (“Awards”): (i) incentive stock options; (ii) non-qualified stock options; (iii) stock appreciation rights; (iv)  restricted stock; (v) restricted stock units; (vi) other share-based awards, including grants of unrestricted stock; and (vii) performance awards.

Stock Options.
The Compensation Committee may from time to time award options to any participant subject to the limitations described above.  Stock options give the holder the right to purchase shares of the Common Stock within a specified time at a specified price.  Two types of stock options may be granted under the 2013 Plan: incentive stock options, or “ISOs,” which are subject to special tax treatment as described below, and non-qualified options, or “NSOs.”  Eligibility for ISOs is limited to employees of the Company and its subsidiaries.  The exercise price of an option cannot be less than the fair market value of a share of Common Stock at the time of grant.  The expiration dates of options cannot be more than seven years after the date of the original grant.  Other than pursuant to a Recapitalization, the Compensation Committee may not without the approval of the Company’s shareholders (i) lower the exercise price of an option after it is granted or  (ii) cancel an option when the exercise price exceeds the fair market value of the underlying shares in exchange for cash or another award.  or (iii) take any other action with respect to an option that may be treated as a repricing under the rules and regulations of The NYSE MKT exchange.  Prior to the issuance of shares upon the exercise of an option, no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the underlying shares.

Stock Appreciation Rights.
The Compensation Committee may grant stock appreciation rights under the 2013 Plan.  A stock appreciation right entitles the holder upon exercise to receive an amount in cash, shares of Common Stock, other property, or a combination thereof (as determined by the Compensation Committee), computed by reference to appreciation in the value of the Common Stock.  The grant date value of a stock appreciation right against which appreciation is determined cannot be less than the fair market value of a share of Common Stock at the time of grant except for subsequently granted tandem stock appreciation rights and stock appreciation rights granted in exchange for outstanding options.  The expiration date of a stock appreciation right cannot be more than seven years after the date of the original grant.  Other than pursuant to a Recapitalization, the Compensation Committee may not without the approval of the Company’s shareholders (i) lower the grant date value of a stock appreciation right after it is granted or (ii) cancel a stock appreciation right when the grant date value exceeds the fair market value of the underlying shares in exchange for another Award or (iii) take any other action with respect to an option that may be treated as a repricing under the rules and regulations of The NYSE MKT exchange.  Prior to the issuance of shares upon the exercise of an option, no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the underlying shares.

Restricted Stock.
The Compensation Committee may grant restricted shares of Common Stock (“restricted stock”) to such persons, in such amounts, and subject to such terms and conditions (including the attainment of performance criteria) as the Compensation Committee shall determine in its discretion.  Awards of restricted stock may be made in exchange for services or other lawful consideration.  Generally, awards of restricted stock are subject to the requirement that the shares be forfeited to the Company unless specified conditions are met relating to continued service or attainment of performance goals.  Subject to these restrictions, conditions and forfeiture provisions, any recipient of an award of restricted stock will have all the rights of a shareholder of the Company, including the right to vote the shares.

Restricted Stock Units.
The Compensation Committee may grant units having a value equal to an identical number of shares of Common Stock to such persons, in such amounts, and subject to such terms and conditions (including the attainment of performance criteria) as the Compensation Committee shall determine in its discretion.  If the vesting requirements specified by the Compensation Committee are met, the grantee of such units will receive shares of Common Stock, cash, other property, or any combination thereof, as determined by the Compensation Committee, equal to the fair market value of the corresponding number of shares of Common Stock.  A holder of restricted stock units has no voting rights or rights to receive dividends or dividend equivalent amounts with respect to such restricted stock units.

Other Share-Based Awards.
The Compensation Committee has the authority to create awards under the 2013 Plan, including awards of unrestricted stock, in addition to those specifically described in the 2013 Plan.  These awards must be valued in whole or in part by reference to, or must otherwise be based on, the shares of Common Stock (or the cash equivalent of such shares).  These awards may be granted either alone, in addition to, or in tandem with, other awards granted under the 2013 Plan or cash awards made outside the 2013 Plan.  Each other share-based award will be evidenced by an award agreement that will specify terms and conditions as the Compensation Committee may determine.

Performance Awards.
The Compensation Committee may also make awards of performance shares, performance units, or performance-based cash bonuses, subject to the satisfaction of specified performance criteria.  Performance awards may be paid in shares of Common Stock, cash, other property, or any combination thereof, as determined by the Compensation Committee.

Dividends; Dividend Equivalents.
Awards other than options and stock appreciation right may, if determined by the Compensation Committee, provide that the participant will be entitled to receive, currently or on a deferred basis, cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock, or other property dividends declared with respect to shares of Common Stock covered by an award.  The Compensation Committee may provide that such amounts will be deemed to have been reinvested in additional shares of Common Stock or otherwise, and that they are subject to the same vesting or performance conditions as the underlying award.  Any dividends or dividend equivalents provided with respect to performance awards or restricted stock, restricted stock unit or other share-based awards that are subject to the attainment of specified performance goals will be subject to the same restrictions and risk of forfeiture as the underlying awards.

Section 162(m) Provisions.
Under Section 162(m) of the Code, the annual compensation paid to a publicly-traded corporation’s named executive officers (other than the principal or chief financial officer) may not be deductible to the extent it exceeds $1 million for any such named executive officer.  However, we are able to preserve the deductibility of compensation provided in excess of $1 million to the extent the compensation is “qualified performance-based compensation” within the meaning of, and meeting the conditions set forth in, Section 162(m) of the Code and the regulations thereunder.  With respect to compensation provided under the 2013 Plan, those conditions include shareholder approval of the 2013 Plan, setting limits on the number of awards that any individual may receive, and for awards other than options and stock appreciation rights, establishing performance criteria that must be met before the award actually will vest or be paid.

Performance Criteria.
The 2013 Plan lists various performance criteria that the Compensation Committee may elect to apply to awards other than options and stock appreciation rights in order to qualify such awards as “qualified performance-based compensation” that is exempt from the deduction limit of Section 162(m) of the Code.  As to any award, the Compensation Committee may elect to apply any one or any combination of the following measures at the Company level or, if the Compensation Committee so determines, at a subsidiary, branch or divisional level:

Net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; net income or loss (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash and accounts receivable; operating margin; gross margin; year-end cash; cash margin; debt reduction; shareholder equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections); strategic partnerships or transactions; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital-raising transactions (including sales of the Company’s equity or debt securities; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions);  and implementation, completion or attainment of measurable objectives with respect to commercialization, projects, service volume levels, acquisitions and divestitures; transactions; and recruiting and maintaining personnel.

Award Limitations.
Subject to adjustment for a Recapitalization, no 2013 Plan participant may be granted: (i) options or stock appreciation rights during any rolling 36-month period with respect to more than 750,000 shares of Common Stock; or (ii) in the case of restricted stock, restricted stock units, other share-based awards or performance awards that are denominated in shares of Common Stock and are intended to qualify as “qualified performance based compensation” under Code Section 162(m), more than 500,000 shares of Common Stock in any rolling 36-month period (the “Limitations”).  If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable Limitations.

Adjustments upon Change in Control.  In the event of a merger or other transaction that results in a “change in control” with respect to the Company, including the sale of all or substantially all of our assets, unless otherwise provided in the applicable award agreement, all outstanding awards shall vest and be exercisable if the successor corporation assumes or substitutes an equivalent award for each outstanding award and the participant’s employment terminates without “cause” or for “good reason” (as defined in the award agreement) within 24 months of such change in control.  Unless determined otherwise by the Compensation Committee, any outstanding options or stock appreciation rights not assumed or substituted for will be fully vested and exercisable, including as to shares that would not otherwise have been vested and exercisable, and the Compensation Committee may elect to terminate and cash-out such options and stock appreciation rights for their intrinsic value at the time of the change in control.

Nontransferability of Awards.
No awards under the 2013 Plan, and no shares subject to awards that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, are transferable other than by will or the laws of descent and distribution, and an award may be exercised during the participant's lifetime only by the participant or the participant's estate, guardian or legal representative, except that the Compensation Committee may provide in an award agreement that a participant may transfer an award to certain family members, family trusts, or other family-owned entities, or for charitable donations under such terms and conditions determined by the Compensation Committee.

Amendment and Termination.
The Board may, from time to time, alter, amend, suspend or terminate the 2013 Plan.  No grants may be made under the 2013 Plan following the date of termination, although grants made prior to that date may remain outstanding following the termination of the 2013 Plan until their scheduled expiration date.